Exhibit 99.1
Isabella Bank Corporation
Mt. Pleasant, Michigan, March 3, 2011- Richard Barz, Chief Executive Officer of Isabella Bank Corporation (ISBA), announced today that the Corporation’s Board of Directors, at its regular meeting held on February 23, 2011, declared a first quarter cash dividend of $0.19 per share. The dividend will be payable on March 31, 2011 to shareholders of record as of March 18, 2011. This cash dividend represents a 5.6% increase compared to the first quarter dividend of 2010.
For more information about Isabella Bank Corporation, visit the Investor Relations link at www.isabellabank.com. Isabella Bank Corporation common stock is quoted on the Pink Sheets trading system (www.pinksheets.com) under the ticker symbol ISBA.